William D. Chapman	Ernest Duplessis
Director, Investor Relations	Director, External Communications
847-535-0881	847-535-4356
william.chapman@grainger.com	ernest.duplessis@grainger.com

GRAINGER CLARIFIES 2006 SECOND QUARTER EARNINGS RELEASE

CHICAGO, July 17, 2006 — Grainger's (NYSE: GWW) news release issued earlier today regarding its 2006 second quarter results contained an item in its Consolidated Statements of Earnings (Unaudited) for the three months ended June 30, 2006 that was reported as expense rather than income. Specifically, $293,000 under "Unclassified-net" in "Other income and (expense)" should have been reported as income. The correction does not affect any of the other numbers in the Consolidated Statements of Earnings (Unaudited) or any of the other contents of the earlier earnings release. A corrected copy of the Consolidated Statements of Earnings (Unaudited) accompanies this news release.

W.W. Grainger, Inc. – Grainger clarifies 2006 second quarter earnings release

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	($ in thousands except for per share data)		($ in thousands except for per share data)

	2006	2005	2006	2005
Net sales	$ 1,482,880	$ 1,372,808	$ 2,901,997	$ 2,707,688
Cost of merchandise sold	899,575	845,679	1,748,365	1,681,683
Gross profit	583,305	527,129	1,153,632	1,026,005

Warehousing, marketing and administrative expenses	438,761	400,936	874,671	786,855
Operating earnings	144,544	126,193	278,961	239,150

Other income and (expense)
Interest income	5,381	2,402	10,740	4,849
Interest expense	(502)	(438)	(995)	(928)
Equity in income of unconsolidated entities	862	890	2,069	1,310
Gain on sale of joint venture	2,291	0	2,291	0
Unclassified-net	293	(64)	170	(102)
Net other income and (expense)	8,325	2,790	14,275	5,129

Earnings before income taxes	152,869	128,983	293,236	244,279

Income taxes	59,130	47,394	113,264	89,898

Net earnings	$ 93,739	$ 81,589	$ 179,972	$ 154,381

Earnings per share -Basic	$ 1.05	$ 0.91	$ 2.01	$ 1.72
-Diluted	$ 1.02	$ 0.89	$ 1.95	$ 1.68

Average number of shares outstanding -Basic	89,342,642	89,489,470	89,490,188	89,942,454
-Diluted	92,104,424	91,080,031	92,294,563	91,770,062

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